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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Mylex Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Mylex Corporation of our reports dated January 30, 1995, relating to the consolidated balance sheets of Mylex Corporation and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and to the related schedule, which reports appear or are incorporated by reference in the December 31, 1994, annual report on Form 10-K of Mylex Corporation.





San Jose, California
August 15, 1995